Exhibit 99.1

Bone Biologics Announces up to $9.0 Million Private Placement Priced At-The-Market Under Nasdaq Rules

$3.0 million upfront with up to approximately $6.0 million of potential additional gross proceeds upon the exercise in full of warrants in cash

BURLINGTON, Mass., July 7, 2026 – Bone Biologics Corporation (Nasdaq: BBLG, BBLGW) (“Bone Biologics,” or the “Company”), a developer of orthobiologic products for spine fusion markets, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the issuance and sale of an aggregate of 2,112,677 shares of common stock (or pre-funded warrants in lieu thereof), Series F warrants to purchase up to 2,112,677 shares of common stock and short-term Series G warrants to purchase up to 2,112,677 shares of common stock at a purchase price of $1.42 per share of common stock (or per pre-funded warrant in lieu thereof) and accompanying warrants in a private placement priced at-the-market under the rules of the Nasdaq Stock Market. The Series F warrants and the Series G warrants will have an exercise price of $1.42 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the warrants (the “Stockholder Approval Date”). The Series F warrants will expire five years from the later of (x) the Stockholder Approval Date or (y) the effective date of the registration statement covering the resale of the shares issuable upon exercise of the warrants (the “Effective Date”), and the Series G warrants will expire 18 months from the later of (x) the Stockholder Approval Date or (y) the Effective Date. The closing of the offering is expected to occur on or about July 9, 2026, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering are expected to be approximately $3.0 million, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the Series F warrants and the Series G warrants, if fully exercised on a cash basis, will be approximately $6.0 million. No assurance can be given that any of the warrants will be exercised, or that the Company will receive cash proceeds from the exercise of the warrants. The Company intends to use the net proceeds from the offering to fund clinical trials, maintain and extend its patent portfolio and for working capital and other general corporate purposes.

The securities described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the shares, warrants and the shares of common stock issuable thereunder may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to a registration rights agreement with investors, the Company has agreed to file a resale registration statement covering the securities described above.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Bone Biologics

Bone Biologics was founded to pursue regenerative medicine for bone. The Company is undertaking a clinical study in Australia with select strategic partners that builds on the preclinical research of the NELL-1 protein. Bone Biologics is focusing development efforts for its bone graft substitute product on bone regeneration in spinal fusion procedures, while additionally having rights to trauma and osteoporosis applications.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations, and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but not limited to, those related to: the completion of the offering; the satisfaction of customary closing conditions related to the offering; the intended use of proceeds therefrom; the receipt of stockholder approval; the effectiveness of the registration statement covering the resale of the shares of common stock underlying the warrants; the potential exercise of the warrants and potential proceeds therefrom. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to market and other conditions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement, and Bone Biologics undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts:

CORE IR

(212) 655-0924

investors@bonebiologics.com

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